UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)        December 7, 2004

Community Capital Bancshares, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Georgia
(State or Other Jurisdiction of Incorporation)
000-25345	58-2413468
(Commission File Number)	(IRS Employer Identification No.)
2815 Meredyth Drive, Albany, Georgia	31707
(Address of Principal Executive Offices)	(Zip Code)
(229) 446-2265
(Registrant's Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement.

On September 13, 2004, Community Capital Bancshares, Inc. and its wholly-owned subsidiary, Albany Bank & Trust, N.A., (together, the "Company") entered into an employment agreement (the "Agreement") with Paul E. Joiner regarding his employment as the Company's Chief Credit Officer. Effective December 1, 2004, Mr. Joiner became an executive officer of the Company and the Company determined that the Agreement was material to Company. A copy of the Agreement has been attached to this Current Report on Form 8-K as Exhibit 10.18, and the following summary of the material terms and conditions of the Agreement is qualified entirely by reference thereto.

The initial term of the Agreement began on April 26, 2004, and continues until April 26, 2005. The Agreement automatically renews each day so that the Agreement always has a one-year term, unless any party to the Agreement provides notice to the other parties that he or it intends for the automatic renewals to stop.

Mr. Joiner's initial base salary under the Agreement is $108,000 per year. The President of Albany Bank & Trust is required to review the base salary amount annually, and the base salary may be increased each year in an amount determined by the President of Albany Bank & Trust. The Agreement also provides that Mr. Joiner is entitled to an annual cash bonus based on criteria established by the President of Albany Bank & Trust. The Agreement also provides that Mr. Joiner is eligible to receive stock options as determined by the Board of Directors of Community Capital Bancshares. Additionally, the Agreement requires the Company to provide Mr. Joiner with health insurance, vacation time, reimbursement for reasonable business expenses, club memberships and other customary benefits.

Generally, in the event Mr. Joiner is terminated by the Company without cause or Mr. Joiner terminates his employment with cause, the Company will be required to meet its obligations with respect to Mr. Joiner's compensation for a period equal to twelve months from the date of termination. In the event the Company terminates Mr. Joiner's employment due to his permanent disability, the Company will be required to meet its obligations with respect to Mr. Joiner's compensation for a period of six months following the termination. If Mr. Joiner terminates his employment within twelve months before or twenty-four months following a change in control of the Company, Mr. Joiner will be entitled to a cash payment equal to two and one-half times the sum of his average base salary and cash bonus for the preceding three years.

If Mr. Joiner's employment is terminated by the Company with cause or Mr. Joiner terminates his employment without cause or upon a change in control, Mr. Joiner will generally be prohibited from competing with Albany Bank & Trust or soliciting its customers or employees for a period of twelve months from the date of termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMUNITY CAPITAL BANCSHARES, INC.

Dated: December 7, 2004
	By:	/s/ David J. Baranko
	Name:	David J. Baranko
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.18	Employment Agreement by and among Albany Bank & Trust, National Association, Community Capital Bancshares, Inc. and Paul E. Joiner, dated September 13, 2004.